                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                             (AMENDMENT NO. 1) (1)

                          Creative Host Services, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                 --------------
                                 (CUSIP NUMBER)

                                DECEMBER 21, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages


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===============                                         ========================
  CUSIP NO.                            13G                Page 2 of 5 Pages
===============                                         ========================


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                          GCA STRATEGIC INVESTMENT FUND LIMITED


--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                   (a) [ ]
                                   (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    BERMUDA

--------------------------------------------------------------------------------

                           5        SOLE VOTING POWER
                             65,000

                          ------------------------------------------------------

      NUMBER OF            6        SHARED VOTING POWER
       SHARES                  0
    BENEFICIALLY
      OWNED BY            ------------------------------------------------------
        EACH
      REPORTING            7        SOLE DISPOSITIVE POWER
       PERSON                65,000
        WITH
                          ------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                               0

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  65,000
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  2.1

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

  CO
================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G


Item 1.

         (a)      NAME OF ISSUER:

                  Creative Host Services, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6335 Ferris Street
                  Suite G - H
                  San Diego, CA  92126

Item 2.

         (a)      NAME OF PERSON FILING:

                  GCA Strategic Investment Fund Limited

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Mechanics Building
                  12 Church Street
                  Hamilton HM11, Bermuda

         (c)      CITIZENSHIP:

                  Bermuda

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock

         (e)      CUSIP NUMBER:


Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER PERSON FILING IS A:

         (a) [ ]  Broker or dealer registered under section 15 of the Act.
         (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.
         (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act.
         (d) [ ] Investment company registered under section 8 of the Investment Company Act.
         (e) [ ]  An investment adviser in accordance with Rule
                  13d-(b)(1)(ii)(E).
         (f) [ ] An employee benefit plan or endowment fund in accordance with 13d-1(b)(1)(ii)(F).
         (g) [ ] Parent holding company or control person, in accordance with 13d-1(b)(ii)(G).
         (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
         (j) [ ]  Group, in accordance with 13d-1(b)(1)(ii)(J).


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                  If this statement is filed pursuant to Rule 13d-1(c), check this box, [X]

Item 4.  OWNERSHIP:

                  (a)      Amount beneficially owned             65,000 shares

                  (b)      Percent of class

                  (c) PERCENT OF CLASS: 2.1%. This percentage is based on total outstanding shares of 3,098,492 as of November 12, 1998, as set forth in the Company's Form 10-Q, filed November 14, 1998. On December 21, 1998, the Company paid the $500,000 principal amount 12% Convertible Note held by the reporting person. As a result, the reporting person solely owns warrants to purchase 65,000 shares of Common Stock.

                  (d)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct
                                    the vote                              65,000

                           (ii)     Shared power to vote or direct
                                    the vote                                   0

                           (iii)    Sole power to dispose or direct
                                    the disposition of                    65,000

                           (iv)     Shared power to dispose or direct
                                    the disposition of                         0


Item 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                  This statement is being filed to report that the reporting person is no longer the beneficial owner of more than five percent of the Common Stock of the Company.


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable


Item 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable


Item 10.  CERTIFICATION.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth above in this statement is true, complete and correct.

                                         February 15, 1999


                                         /s/ Joseph Kelly
                                         -------------------------------------

                                         Name:  Joseph Kelly
                                         Title: Director of GCA Strategic
                                                Investment Fund Limited














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